The Joint Corp. Names Business Transformation and Growth Expert
Scott J. Bowman Chief Financial Officer

- Public and private company CFO with 30 years’ experience in restaurants, retail and CPG –

SCOTTSDALE, Ariz., June 10, 2025 – The Joint Corp. (NASDAQ: JYNT), the nation's largest provider of chiropractic care through The Joint Chiropractic® network, announced Scott J. Bowman joined as Chief Financial Officer, replacing Jake Singleton, effective June 10, 2025.

The Joint CEO, President and Director Sanjiv Razdan said, “With over three decades’ experience in finance, including serving as CFO at three publicly traded companies and one private, Scott brings deep expertise in capital markets, strategic planning, operations, and investor relations. Well-rounded, Scott’s leadership experience includes both transformation and growth-stage environments, which will be instrumental as we focus on disciplined execution and long-term value creation.”

Razdan added, “Over the past ten years, Jake has played a key role in our journey, guiding our financial strategy through pivotal moments. We are incredibly grateful for his many contributions and steady leadership, and we wish him the very best in his next chapter.”

Bowman said, “The Joint is executing a multiphase strategy to reignite growth, reduce overhead and improve profitability. I am excited to help facilitate the transformation to a pure play franchisor and work with the team as we strive for our long-term goal of becoming America's most accessible health and wellness services company, all of which will create value for our stakeholders.”

About Scott J. Bowman

Scott J. Bowman is a seasoned executive and three-time public company CFO with more than 30 years of experience across retail, restaurant, consumer goods, and manufacturing industries. He served as CFO at Leslie’s Inc., a $1.5 billion publicly held pool supply retailer from 2023 to 2025; at True Food Kitchen, a $270 million privately held restaurant company rooted in nutritional science, from 2021 to 2023; at Dave & Buster’s, a $1.4 billion publicly held dining and entertainment company, from 2019 to 2021; and at Hibbett Sports, a $1 billion publicly held athletic specialty retailer that was subsequently acquired by JD Sports, from 2012 to 2019. Prior to that for over two decades, he worked in a series of roles with increasing responsibilities in the finance and accounting departments at The Home Depot, divisions of Newell Rubbermaid, and The Sherwin-Williams Company.

Bowman earned a B.S. in Accounting and Finance from Miami University (Ohio) and an MBA from Emory Goizueta Business School. He also holds a CPA designation.

About The Joint Corp. (NASDAQ: JYNT)

The Joint Corp. (NASDAQ: JYNT) revolutionized access to chiropractic care when it introduced its retail healthcare business model in 2010. Today, it is the nation’s largest operator, manager and franchisor of chiropractic clinics through The Joint Chiropractic network. The company is making quality care convenient and affordable, while eliminating the need for insurance, for millions of patients seeking pain relief and ongoing wellness. Headquartered in Scottsdale, with over 950 locations nationwide and more than 14 million patient visits annually, The Joint Chiropractic is a key leader in the chiropractic industry. The brand is consistently named to Franchise Times’ annual “Top 400” and “Fast & Serious” list of 40 smartest growing brands. Entrepreneur named The Joint “No. 1 in Chiropractic Services,” and is regularly ranked on the publication’s “Franchise 500,” the “Fastest-Growing Franchises,” the “Best of the Best” lists, as well as its “Top Franchise for Veterans” and “Top Brands for Multi-Unit Owners.” SUCCESS named the company as one of the “Top 50 Franchises” in 2024. The Joint Chiropractic is an innovative force, where healthcare meets retail. For more information, visit www.thejoint.com. To learn about franchise opportunities, visit www.thejointfranchise.com.

Business Structure

The Joint Corp. is a franchisor of clinics and an operator of clinics in certain states. In Arkansas, California, Colorado, District of Columbia, Florida, Illinois, Kansas, Kentucky, Maryland, Michigan, Minnesota, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Tennessee, Washington, and West Virginia, The Joint Corp. and its franchisees provide management services to affiliated professional chiropractic practices.

Forward-Looking Statements

This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Words such as, "anticipates," "believes," "continues," "estimates," "expects," "goal," "objectives," "intends," "may," "opportunity," "plans," "potential," "near-term," "long-term," "projections," "assumptions," "projects," "guidance," "forecasts," "outlook," "target," "trends," "should," "could," "would," "will," and similar expressions are intended to identify such forward-looking statements. Specific forward-looking statements made in this press release include, among others, our belief that Scott’s leadership experience, including both transformation and growth-stage environments, will be instrumental as we focus on disciplined execution and long-term value creation; our execution of a multiphase strategy to reignite growth, reduce overhead and improve profitability; and our transformation to a pure play franchisor and our long-term goal of becoming America's most accessible health and wellness services company, all of which will create value for our stakeholders. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, our inability to identify and recruit enough qualified chiropractors and other personnel to staff our clinics, due in part to the nationwide labor shortage and an increase in operating expenses due to measures we may need to take to address such shortage; inflation, which has increased our costs and which could otherwise negatively impact our business; our failure to profitably operate company-owned or managed clinics; our failure to refranchise as planned; short-selling strategies and negative opinions posted on the internet, which could drive down the market price of our common stock and result in class action lawsuits; our failure to remediate future material weaknesses in our internal control over financial reporting, which could negatively impact our ability to accurately report our financial results, prevent fraud, or maintain investor confidence; and other factors described in our filings with the SEC, including in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 14, 2025 and subsequently filed current and quarterly reports. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Media Contact: Margie Wojciechowski, The Joint Corp., margie.wojciechowski@thejoint.com

Investor Contact: Kirsten Chapman, Alliance Advisors IR, 415-433-3777, thejointinvestor@allianceadvisors.com
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